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                                                                     EXHIBIT 4.6


                          SECOND SUPPLEMENTAL INDENTURE


          This SECOND SUPPLEMENTAL INDENTURE, dated as of September 1, 1998, by and between APPAREL VENTURES, INC., a Delaware corporation (the "Company"), and FIRSTAR BANK OF MINNESOTA, N.A., F/K/A AMERICAN NATIONAL BANK AND TRUST COMPANY, a national banking association, as Trustee (the "Trustee"), under an Indenture dated as of May 23, 1994 (the "Indenture"). All capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Indenture.

          WHEREAS, the Company desires to amend the Indenture as set forth below; and

          WHEREAS, Section 9.2 of the Indenture provides that the Company and the Trustee may amend the Indenture with the written consent of the Holders of at least 662/3 percent in principal amount of the then outstanding Notes; and

          WHEREAS, pursuant to a solicitation of consents by the Company, the requisite consent of the Holders of outstanding Notes has been received; and

          WHEREAS, all other conditions precedent to the execution of this Second Supplemental Indenture have been complied with;

          NOW, THEREFORE, each party for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes hereby executes and delivers this Second Supplemental Indenture.

SECTION 1. AMENDMENT OF INDENTURE.

          (a) Section 4.12 of the Indenture is hereby amended by changing the period at the end of clause (iii) thereof to a comma and adding the following clause (iv):

          and (iv) Liens on the real property, improvements, fixtures, equipment and other personal property of the Company located at 204 West Rosecrans Avenue, Gardena, California, securing Indebtedness pursuant to the Revolving Credit Facility in an aggregate principal amount not to exceed the amount permitted by clause (i) above.

          (b) Section 4.15 of the Indenture is hereby amended by deleting the first paragraph of such Section in its entirety and substituting in place thereof the following paragraph:

               If the Company's Fixed Charge Coverage Ratio at the end of each of any four consecutive fiscal quarters beginning after June 30, 1998 (the last day of the fourth such fiscal quarter being referred to as a "Deficiency Date") is less than 1.25:1, then the Company shall offer to purchase (the "Coverage Ratio



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          Offer") ten percent of the principal amount of Notes originally issued under this Indenture (or such lesser amount as may be outstanding at the time the Coverage Ratio Offer is made) (the "Coverage Ratio Offer Amount") at a purchase price equal to 100 percent of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date; provided that no such Coverage Ratio Offer shall be required if, after the Deficiency Date but prior to the timely delivery of the Officers' Certificate required by this Indenture, capital is contributed or otherwise paid to the Company or its Subsidiaries and results in the retirement or permanent reduction of Indebtedness of the Company or its Subsidiaries in an amount that is sufficient to increase the Company's Fixed Charge Coverage Ratio on a pro forma basis to 1.25:1 or more. The Company's failure to meet the minimum Fixed Charge Coverage Ratio at the end of any fiscal quarter shall not be counted towards the making of more than one Coverage
          Ratio Offer.

SECTION 2. RATIFICATION OF INDENTURE.

          As amended by this Second Supplemental Indenture, the Indenture is in all respects ratified and confirmed and shall be read, taken and construed as one and the same instrument.

SECTION 3. THE TRUSTEE.

          The Trustee shall not be responsible in any manner whatsoever for the correctness of the recitals of fact herein, all of which are made by the Company, and the Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or execution or sufficiency of this Second Supplemental Indenture.

SECTION 4. EFFECTIVE DATE.

          This Second Supplemental Indenture shall become effective and binding upon the execution and delivery hereof by all parties hereto.

SECTION 5. GOVERNING LAW.

          This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 6. COUNTERPARTS.

          This Second Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.



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SECTION 7. NO DEFAULT.

          The Company represents and warrants that, as of the date hereof after giving effect to the Waiver being executed by the Trustee concurrently herewith, no Default or Event of Default exists or, as a result of the execution and delivery of this Second Supplemental Indenture, will exist.

          IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and delivered as of the date first above written.


                                            APPAREL VENTURES, INC.


                                            By: /s/ Marvin L. Goodman
                                            Name: Marvin L. Goodman
                                            Title: President



                                            FIRSTAR BANK OF MINNESOTA, N.A.


                                            By: /s/ Frank Leslie
                                            Name: Frank Leslie
                                            Title: Vice President